Exhibit 99.1

Cross Country Healthcare Acquires RPO Business

BOCA RATON, Fla.--(BUSINESS WIRE)--December 1, 2016--Cross Country Healthcare, Inc. (Nasdaq: CCRN) today announced the acquisition of Recruitment Process Outsourcing (RPO) business, US Resources Healthcare, LLC. This acquisition expands Cross Country’s workforce solutions offerings to deliver financial and operating efficiencies through labor optimization services while enhancing the quality of care.

“US Resources Healthcare has been providing RPO services to the healthcare community since 2000 and brings a wealth of experience to our workforce solutions team,” said William J. Grubbs, President and Chief Executive Officer of Cross Country Healthcare. “By bringing the US Resources Healthcare team into our suite of services, we expect to strengthen and expand both current and new relationships with our healthcare customers by offering an array of innovative solutions,” Mr. Grubbs continued.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare is a national leader in providing innovative healthcare workforce solutions and staffing services. Our solutions leverage our nearly 40 years of expertise and insight to assist clients in solving complex labor-related challenges while maintaining high quality outcomes. We are dedicated to recruiting and placing highly qualified healthcare professionals in virtually every specialty and area of expertise. With more than 9,500 active contracts, our diverse client base includes both clinical and nonclinical settings, servicing acute care hospitals, physician practice groups, outpatient and ambulatory-care centers, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of approximately 75 office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, predictive modeling and consultative services. In addition, we provide both retained and contingent placement services for healthcare executives, physicians, and other healthcare professionals.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President & Chief Executive Officer
wgrubbs@crosscountry.com